Exhibit 99.2

Prepared Remarks from Conference Call

This is Dave Bosher, Cadmus vice president and treasurer. I want to thank you for joining us for this morning's conference call to review our results for the fourth quarter of fiscal 1997, provide you with an update on the status of our restructuring activities, and share with you our outlook for fiscal 1998. I am joined in today's call by Bruce Thomas, Cadmus' senior vice president and chief financial officer. I will make some summary remarks after which Bruce and I will be pleased to answer any questions that you may have.

First, let's review our fourth quarter results.

Fourth Quarter Results
----------------------
Cadmus fourth quarter income, before the restructuring charge, rose 33% to $2.0 million or $.25 per share, compared to net income of $1.5 million, or $.19 per share, in the same period last year. Sales increased 5% to $96.8 million from $91.8 million last year. While gross margins declined to 22.2% from 23.1% last year, SG&A expenses improved to 16.5% of sales in this year's fourth quarter, down from 18.3% last year. As a result, our operating margin was 5.7% of sales in the fourth quarter, up from last year's 4.8% rate. Interest expense declined to just under $1.8 million this quarter as good cash flow performance allowed us to continue to repay debt. Fourth quarter results were impacted by our previously announced restructuring. The restructuring charge reduced fourth quarter income by $12.9 million, or $1.61 per share, bringing the net loss for the fourth quarter to $10.9 million, or $1.36 per share.

This quarter's results benefited from the continuation of several positive trends in our business.

First, our Periodicals Group had another great quarter. Fourth quarter sales rose 15% and operating income increased by 89%. Operating margins in this group continued their year-long improvement trend, rising over 500 basis points in the fourth quarter as compared to last year's margin. The improvement was across the board in this group. Lancaster continued to perform very well, and we are continuing to obtain synergies from the integration of that business. Our base journal services business showed solid growth and significant improvement in operating margins. Adjusted for the impact of paper price changes, base journal revenues grew at a 10% rate in the fourth quarter. In addition, operating margins expanded further as we obtained continued improvement in manufacturing performance and efficiency gains, especially at our Byrd periodical facility in Richmond. Finally, our magazine product line recorded another quarter of higher operating income and saw a continued improvement in margins.

In our Marketing Communications Group, fourth quarter operating results were mixed. We continued to enjoy good growth and profitability in our packaging and promotional, and financial communications operations. Packaging and promotional sales rose 20% and financial communications sales increased 40%. In addition, our Charlotte-based direct marketing operations continued their year long improvement in profitability driven by a fourth quarter increase in agency fees of 19%. However, several of our businesses continued to drag our consolidated performance. Our point-of-purchase business, historically one of our better performing businesses, continued to post disappointing results on a 37% decline in revenues. Our technology services business also continued to experience soft comparisons to prior year's results. And finally, we also continued to experience losses in the quarter from our marketing businesses, partially due to losses from the discontinued West Coast direct marketing and Atlanta-based interactive businesses.

On a positive note, cash flow was $3.1 million in the fourth quarter, before the negative impact of cash restructuring and share repurchases. We ended this year with total debt of $96.1 million, representing a reduction of $3.3 million for the quarter and over $14.0 million for the year. As a result, our debt-to-capital ratio, before the effects of the restructuring, fell to 46.0% at June 30, 1997, compared to 50.6% at June 30, 1996. Free cash flow amounted to $14.5 million for the year. We achieved this significant improvement in cash flow through better management of working capital - DSO's declined in 1997 and paper inventories fell over $3 million - through the divestiture of non-strategic assets, and through effective CAPEX control.


Restructuring Update
--------------------
Next, I would like to update you on the restructuring charge and the status of our restructuring actions. As we mentioned earlier, the fourth quarter restructuring charge totaled $19.9 million pre-tax, or $12.9 million after-tax. This amounted to $1.61 per share. Importantly, we estimate that the annual cost savings from the restructuring will exceed $.50 per share. The cash outlay portion on the charge will amount to $6.4 million, which we expect will be incurred and paid back within 12 months. We made good progress in the quarter toward executing the restructuring actions. The businesses we designated for closure have all been closed. All actions scheduled for completion by June 30 have been effected. The other actions, primarily reductions in work force, are all on schedule.

With the restructuring announcement on April 23, we announced a stock repurchase program for up to 750,000 shares of Cadmus common stock. To-date, we have purchased 96,000 shares at an average price of $13.50 per share.

Fiscal 1998 Outlook
-------------------
Now, allow me to make a few comments regarding our FY98 expectations. Due to the successful execution of our restructuring actions and the trends at several of our key businesses, we are optimistic that Cadmus will achieve improved financial performance throughout fiscal 1998. At this point, we are comfortable with earnings estimates of up to $1.40 per share. While our strongest quarters will be our third and fourth quarters, we expect to see continued improvement in profitability through the year. Nearer term, we believe that our fiscal first quarter, which should begin to show some benefit from the restructuring actions, should show good year-over-year improvement. We are comfortable with published estimates in the $.23 - $.25 per share range. This performance would represent approximately a 25 percent increase over last year's $.19 per share first quarter operating results.

Conclusion
----------
Before I conclude my remarks, please note that certain of my comments represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed today with the SEC to which you should refer for additional details.

I thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have.